Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction

Transcat Canada, Inc.	Canada

Cal OpEx Limited	Ireland

Cal OpEx Inc.	Delaware

Becnel Rental Tools, LLC	Delaware

Martin Calibration LLC	Delaware

Axiom Test Equipment, LLC	Delaware

Essco Calibration Laboratory, LLC	Delaware